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                                                                    EXHIBIT 11.1


DYNAMEX INC.
CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
(in thousands except per share data)

                                                          Years ending July 31,
                                                          ---------------------
                                                    1999           1998           1997
                                                 ---------      ---------      ---------
Net Income (loss)                                $  (6,676)     $  (1,618)     $   1,354
                                                 =========      =========      =========
Weighted Average Common Shares Outstanding
                                                    10,099          7,937          6,670
Common Share Equivalents Related to Options
  and Warrants                                                                       169
                                                 ---------      ---------      ---------
Common Shares and Common Share Equivalents
                                                    10,099          7,937          6,839
                                                 =========      =========      =========
Common Stock Price used under Treasury Stock
  Method                                         $      --      $      --      $    8.89
                                                 =========      =========      =========
Net Income per Common Share:
  Basic                                          $   (0.66)     $   (0.20)     $    0.20
                                                 =========      =========      =========
  Diluted                                        $   (0.66)     $   (0.20)     $    0.20
                                                 =========      =========      =========